REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Severn Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. Severn Bancorp, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

Lancaster, Pennsylvania
March 15, 2010

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	December 31,
	2009	2008

ASSETS
Cash and due from banks	$34,092	$14,082
Interest bearing deposits in other banks	197	271
Federal funds sold	17,112	17,952
Cash and cash equivalents	51,401	32,305
Investment securities held to maturity	8,031	1,345
Loans held for sale	4,845	453
Loans receivable, net of allowance for loan losses of
$34,693 and $14,813, respectively	814,234	896,006
Premises and equipment, net	29,104	30,267
Foreclosed real estate	21,574	6,317
Federal Home Loan Bank stock at cost	8,609	8,694
Accrued interest receivable and other assets	29,990	12,264

Total assets	$967,788	$987,651

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$710,329	$683,866
Long-term borrowings	125,000	153,000
Subordinated debentures	24,119	24,119
Accrued interest payable and other liabilities	2,109	2,999

Total Liabilities	861,557	863,984

Stockholders’ Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized:
Preferred stock series “A”, 437,500 shares issued and outstanding	4	4
Preferred stock series “B”, 23,393 shares issued and outstanding	-	-
Common stock, $0.01 par value, 20,000,000 shares authorized;
10,066,679 shares issued and outstanding	101	101
Additional paid-in capital	73,920	73,522
Retained earnings	32,206	50,040

Total stockholders' equity	106,231	123,667

Total liabilities and stockholders' equity	$967,788	$987,651

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Years Ended December 31,
	2009	2008	2007
Interest Income
Loans, including fees	$52,520	$61,703	$70,275
Securities, taxable	104	74	217
Other	34	695	1,322
Total interest income	52,658	62,472	71,814

Interest Expense
Deposits	19,782	25,950	29,347
Short-term borrowings	12	62	488
Long-term borrowings and subordinated debentures	6,257	7,491	8,341
Total interest expense	26,051	33,503	38,176

Net interest income	26,607	28,969	33,638
Provision for loan losses	31,402	7,481	2,462
Net interest income (loss) after provision for loan losses	(4,795)	21,488	31,176

Other Income
Mortgage banking activities	316	339	575
Real estate commissions	690	1,035	2,451
Real estate management fees	677	664	653
Other	818	753	657
Total other income	2,501	2,791	4,336

Non-Interest Expenses
Compensation and related expenses	9,377	9,117	11,070
Occupancy	1,365	1,640	1,696
Foreclosed real estate expenses, net	4,883	892	231
Legal	1,003	719	341
FDIC assessments and regulatory expense	2,156	726	278
Other	4,078	4,199	2,876
Total non-interest expenses	22,862	17,293	16,492

Income (loss) before income tax provision (benefit)	(25,156)	6,986	19,020
Income tax provision (benefit)	(9,928)	2,873	7,909

Net income (loss)	$(15,228)	$4,113	$11,111
Amortization of discount on preferred stock	270	29	-
Dividends on preferred stock	1,430	165	-
Net income (loss) available to common stockholders	$(16,928)	$3,919	$11,111
Basic earnings (loss) per share	$(1.68)	$0.39	$1.10
Diluted earnings (loss) per share	$(1.68)	$0.39	$1.10

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2009, 2008, and 2007
(dollars in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity

Balance – January 1, 2007	$-	$92	$28,270	$58,080	$86,442

Comprehensive Income
Net income	-	-	-	11,111	11,111
10% Stock dividend (915,004 shares)	-	9	18,357	(18,366)	-
Stock-based compensation	-	-	128	-	128
Dividends on common stock
($.24 per share)	-	-	-	(2,418)	(2,418)
Exercise of stock options (825 shares)	-	-	13	-	13

Balance - December 31, 2007	-	101	46,768	48,407	95,276

Comprehensive Income
Net income	-	-	-	4,113	4,113
Stock-based compensation	-	-	128	-	128
Dividends on common stock
($.24 per share)	-	-	-	(2,416)	(2,416)
Dividend declared on Series A
preferred stock ($.08 per share)	-	-	-	(35)	(35)
Series A preferred stock offering	4	-	3,249	-	3,253
Series B preferred stock offering	-	-	23,348	-	23,348
Amortization of discount on preferred
stock	-	-	29	(29)	-

Balance - December 31, 2008	4	101	73,522	50,040	123,667

Comprehensive Loss
Net loss	-	-	-	(15,228)	(15,228)
Stock-based compensation	-	-	128	-	128
Dividends on common stock
($.09 per share)	-	-	-	(906)	(906)
Dividend declared on Series A
preferred stock ($.64 per share)	-	-	-	(280)	(280)
Dividend declared on Series B
preferred stock	-	-	-	(1,150)	(1,150)
Amortization of discount on preferred
stock	-	-	270	(270)	-

Balance - December 31, 2009	$4	$101	$73,920	$32,206	$106,231

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Years Ended December 31,
	2009	2008	2007

Cash Flows from Operating Activities

Net income (loss)	$(15,228)	$4,113	$11,111
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Amortization of deferred loan fees	(2,048)	(2,546)	(3,263)
Net amortization of premiums and
discounts	3	3	4
Provision for loan losses	31,402	7,481	2,462
Provision for depreciation	1,276	1,336	1,333
Provision for foreclosed real estate	3,911	932	100
Gain on sale of loans	(316)	(248)	(177)
(Gain) loss on sale of foreclosed real estate	15	(209)	-
Proceeds from loans sold to others	29,616	14,041	20,366
Loans originated for sale	(33,692)	(13,145)	(18,320)
Stock-based compensation expense	128	128	128
Deferred tax benefit	(9,194)	(1,839)	(1,157)
Increase in accrued interest receivable and
other assets	(8,532)	(147)	(400)
Decrease in accrued interest payable
and other liabilities	(890)	(322)	(1,765)

Net cash provided by (used in) operating activities	(3,549)	9,578	10,422

Cash Flows from Investing Activities

Purchase of investment securities	(7,999)	-	-
Proceeds from maturing investment securities	1,000	1,000	4,000
Principal collected on mortgage backed securities	310	35	884
Net (increase) decrease in loans	23,940	(20,317)	(61,947)
Proceeds from sale of foreclosed real estate	9,708	8,173	1,319
Investment in foreclosed real estate	(413)	(92)	(56)
Investment in premises and equipment	(137)	(314)	(4,013)
Proceeds from disposal of premises and
equipment	24	-	1,802
Purchase of FHLB stock	-	-	(704)
Redemption of FHLB stock	85	1,478	-

Net cash provided by (used in) investing activities	26,518	(10,037)	(58,715)

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(dollars in thousands)

	Years Ended December 31,
	2009	2008	2007

Cash Flows from Financing Activities

Net increase in deposits	$26,463	$31,093	$26,249
Net decrease in short-term borrowings	-	(15,000)	(3,000)
Additional borrowed funds, long-term	-	30,000	40,000
Repayment of borrowed funds, long-term	(28,000)	(52,000)	(20,000)
Common stock dividends paid	(906)	(2,416)	(2,418)
Series “A” preferred stock dividend paid	(280)	(35)	-
Series “B” preferred stock dividend paid	(1,150)	-	-
Proceeds from sale of subordinated debentures	-	3,500	-
Proceeds from sale of Series A preferred stock, net	-	3,253	-
Proceeds from sale of Series B preferred stock, net	-	23,348	-
Proceeds from exercise of options	-	-	13
Payment of debt issuance costs	-	(245)	-
Net cash provided by (used in) financing activities	(3,873)	21,498	40,844

Increase (decrease) in cash and cash equivalents	19,096	21,039	(7,449)
Cash and cash equivalents at beginning of year	32,305	11,266	18,715

Cash and cash equivalents at end of year	$51,401	$32,305	$11,266

Supplemental disclosure of cash flows information:
Cash paid during year for:

Interest	$26,410	$33,417	$38,326

Income taxes	$2,295	$4,900	$9,065

Transfer of loans to foreclosed real estate	$28,478	$12,128	$3,342

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

A.
Principles of Consolidation - The consolidated financial statements include the accounts of Severn Bancorp, Inc. ("Bancorp"), and its wholly-owned subsidiaries, SBI Mortgage Company and SBI Mortgage Company's subsidiary, Crownsville Development Corporation, and its subsidiary, Crownsville Holdings I, LLC, and Severn Savings Bank, FSB ("the Bank"), and the Bank's subsidiaries, Louis Hyatt, Inc., Homeowners Title and Escrow Corporation, Severn Financial Services Corporation, SSB Realty Holdings, LLC, SSB Realty Holdings II, LLC, and HS West, LLC. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Amounts in the prior year’s consolidated financial statements have been reclassified whenever necessary to conform to the current year’s presentation.  Such reclassifications had no impact on net income.

B.
Business - The Bank's primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions.  In addition, the Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Bancorp has no reportable segments. Management does not separately allocate expenses, including the cost of funding loan demand, between the retail and real estate operations of Bancorp.

C.
Estimates - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period.  Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the fair value of foreclosed real estate, the evaluation of other than temporary impairment of investment securities and the evaluation of deferred income taxes.

D.
Investment Securities Held to Maturity – Investment securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.  Declines in the fair value of held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost and (2) the financial condition and near term prospects of the issuer.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

E.
Loans Held for Sale - Loans held for sale are carried at lower of cost or market value in the aggregate based on investor quotes.  Net unrealized losses are recognized through a valuation allowance by charges to income.  Mortgage loans held for sale are generally sold with the mortgage servicing rights released by the Bank.  Gains and losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

F.
Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

G.
Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience.  The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.  Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates.  Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans.  Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired.  For such loans that are classified as impaired, an allowance is established when the current market value of the underlying collateral less its estimated disposal costs is lower than the carrying value of that loan.  For loans that are not solely collateral dependent, an allowance is established when the present value of the expected future cash flows of the impaired loan is lower than the carrying value of that loan.  The general component relates to loans that are classified as doubtful, substandard or special mention, as well as non-classified loans.  The general reserve is based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired if it meets either of the following two criteria:
• Loans that are 90 days or more in arrears (nonaccrual loans)
• Loans where, based on current information and events, it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement.

A loan is considered a troubled debt restructuring when the Company for economic or legal reasons relating to the borrowers financial difficulties grants a concession to the borrower that it would not otherwise consider.  Loan modifications made with terms consistent with current market conditions that the borrower could obtain in the open market are not considered troubled debt restructurings.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

H.
Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at fair value less estimated disposal costs.  Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides a specific reserve to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains or losses on the sale of foreclosed real estate are recognized upon disposition of the property.

I.
Transfers of Financial Assets – Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Bancorp, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) Bancorp does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

J.
Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization of premises and equipment is accumulated by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

K.
Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  To the extent that current available evidence about the future raises doubt about the likelihood of a deferred tax asset being realized, a valuation allowance is established.  The judgment about the level of future taxable income is inherently subjective and is reviewed on a continual basis as regulatory and business factors change.
Bancorp recognizes interest and penalties on income taxes as a component of income tax expense.

L.
Statement of Cash Flows - In the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Home Loan Bank of Atlanta overnight deposits, and federal funds sold.  Generally, federal funds are sold for one day periods.

M.
Earnings Per Share - Basic earnings (loss) per share of common stock for the years ended December 31, 2009, 2008 and 2007 is computed by dividing net income (loss) available to common stockholders by 10,066,679, 10,066,679 and 10,066,283, respectively, the weighted average number of shares of common stock outstanding for each year. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares that may be issued by Bancorp relate to outstanding stock options, warrants, and convertible preferred stock, and are determined using the treasury stock method.  Diluted earnings per share of common stock for the years ended December 31, 2009, 2008 and 2007, is computed by dividing net income (loss) for each year by 10,066,679, 10,066,679 and 10,066,283, respectively, the weighted average number of diluted shares of common stock. The 2007 amounts have been retroactively adjusted to give effect to the 10% stock dividend effective March 2007.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – Continued

N.	Advertising Cost - Advertising cost is expensed as incurred and totaled $370,000, $476,000 and $460,000 for the years ended December 31, 2009, 2008, and 2007, respectively.

O.
Recent Accounting Pronouncements - In January 2010, the FASB issued updated guidance on “Equity, Accounting for Distributions to Shareholders with Components of Stock and Cash”.  The amendments in this update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend.  This update codifies the consensus reached in EITF Issue No. 09-E, Accounting for Stock Dividends, Including Distributions to Shareholders with Components of Stock and Cash.  This update was effective for interim and annual periods ending on or after December 15, 2009, and was applied on a retrospective basis.  The adoption of this guidance did not have a material effect on our consolidated results of operations or financial position.

In January 2010, the FASB issued updated guidance on “Consolidation, Accounting and Reporting for Decreases in Ownership of a Subsidiary – A Scope Clarification”.  This update clarifies that the scope of the decrease in ownership provisions of Subtopic 810-10 and related guidance applies to a subsidiary or group of assets that is a business or nonprofit activity; a subsidiary that is a business or nonprofit activity that is transferred to an   equity method investee or joint venture; and an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity  (including an equity method investee or joint venture).  This update also clarifies that the decrease in ownership guidance in Subtopic 810-10 does not apply to: (a) sales of insubstance real estate; and (b) conveyances of oil and gas mineral rights, even if these transfers involve businesses. The amendments in this update expand the disclosure requirements about deconsolidation of a subsidiary or derecognition of a group of assets to include the valuation techniques used to measure the fair value of any retained investment; the nature of any continuing involvement with the subsidiary or entity acquiring the group of assets; and whether the transaction that resulted in the deconsolidation or derecognition was a related party or whether the former subsidiary or entity acquiring the assets will become a related party after the transaction.  This update is effective beginning in the period that the entity adopts the amendments to guidance on “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51)”.  If an entity has previously adopted this guidance, the amendments are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopts the guidance on “Noncontrolling Interests in Consolidated Financial Statements”. The adoption of this guidance did not have a material effect on our consolidated results of operations or financial position.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

P.
Subsequent Events – Bancorp has evaluated events and transactions occurring subsequent to December 31, 2009, the date of the consolidated statements of financial condition, for items that should potentially be recognized or disclosed in the consolidated financial statements.  The evaluation was conducted through the date these consolidated financial statements were issued.

Q.
Concentration of Credit Risk – From time to time, the Bank will maintain balances with its correspondent bank that exceed the $100,000 ($250,000 through December 31, 2013) federally insured deposit limits.  Management routinely evaluates the credit worthiness of the correspondent bank and does not feel they pose a significant risk to the Bancorp.

Note 2 - Investment Securities

The amortized cost and fair value of investment securities held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
December 31, 2009:

US Treasury securities	$6,999	$23	$1	$7,021
Residential mortgage backed
securities	1,032	15	13	1,034
Total	$8,031	$38	$14	$8,055
December 31, 2008:

Residential mortgage backed
securities	$1,345	$11	$27	$1,329

As of December 31, 2009 and 2008, there was $1,743,000 and $0, respectively, of US Treasury securities or mortgage-backed securities pledged as collateral for borrowers’ letters of credit with Anne Arundel County.

The following tables show fair value and unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position as of December 31, 2009 and 2008. Included in the table for 2009 is one US Treasury security and two mortgage backed securities. Management believes that the unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and actual and estimated prepayment speeds.  The Bank does not consider any of these securities to be other than temporarily impaired at December 31, 2009, because the unrealized losses are related primarily to changes in market interest rates and widening of sector spreads and are not necessarily related to the underlying credit quality of the issuers of the securities.  In addition, the Bank does not intend to sell, nor does it believe that it will more likely than not be required to sell, any impaired securities prior to a recovery of amortized cost.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note 2 - Investment Securities – Continued

	Less than 12 months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)
December 31, 2009:

US Treasury securities	$991	$(1)	$-	$ (-)	$991	$(1)
Residential mortgage backed
securities	-	(-)	267	(13)	267	(13)
Total	$991	$(1)	$267	$(13)	$1,258	$(14)

December 31, 2008:

Residential mortgage backed
securities	$-	$ (-)	$1,151	$(27)	$1,151	$(27)

The amortized cost and estimated fair value of debt securities as of December 31, 2009, by contractual maturity, are shown in the following table.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to Maturity
	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$998	$999
Due from one year to five years	6,001	6,022
Mortgage-backed securities	1,032	1,034

	$8,031	$8,055

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable

Loans receivable consist of the following:

	December 31,
	2009	2008
	(dollars in thousands)
Residential mortgage	$343,931	$355,909
Construction, land acquisition and
development	198,933	242,359
Land	71,772	82,642
Lines of credit	31,138	34,872
Commercial real estate	204,596	214,209
Commercial non-real estate	6,923	3,084
Home equity	42,365	39,040
Consumer	1,259	1,083
	900,917	973,198

Less
Loans in process	(48,095)	(57,940)
Allowance for loan losses	(34,693)	(14,813)
Deferred loan origination fees and costs, net	(3,895)	(4,439)

	$814,234	$896,006

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor.  Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank's loans receivable is mortgage loans secured by residential and commercial real estate properties located in the State of Maryland.  Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 80% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%.

In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

The following is a summary of the allowance for loan losses for the years ended December 31:

	2009	2008	2007
	(dollars in thousands)

Balance at beginning of year	$14,813	$10,781	$9,026
Provision for loan losses	31,402	7,481	2,462
Charge-offs	(11,579)	(3,449)	(707)
Recoveries	57	-	-
Balance at end of year	$34,693	$14,813	$10,781

The allowance for loan losses is based on management’s judgment and evaluation of the loan portfolio.  Management assesses the adequacy of the allowance for loan losses and the need for any addition thereto, by considering the nature and size of the loan portfolio, overall portfolio quality, review of specific problem loans, economic conditions that may affect the borrowers’ ability to pay or the value of property securing loans, and other relevant factors.  While management believes the current allowance is adequate, changing economic and market conditions may require future adjustments to the allowance for loan losses.

The following table presents the Company’s non-performing assets as of December 31, 2009 and December 31, 2008 (dollars in thousands):
	December 31, 2009	Number of loans	December 31, 2008	Number of loans

Loans accounted for on a non-accrual basis:
Mortgage loans:
Residential - consumer	$38,889	83	$30,769	73
Residential - builder	16,626	38	20,970	45
Commercial	5,237	10	3,047	11
Non-mortgage loans:
Consumer	-	-	9	2
Commercial	56	1	-	-
Total non-accrual loans	$60,808	132	$54,795	131
Accruing loans greater than 90 days past due	$-		$-
Foreclosed real-estate	$21,574		$6,317
Total non-performing assets	$82,382		$61,112

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

The following table summarizes the change in impaired loans for the years ended December 31, 2009 and 2008 (dollars in thousands):

Impaired loans at December 31, 2007	$17,960
Added to impaired loans	77,897
Gross loans transferred to foreclosed real estate	(15,258)
Paid off prior to foreclosure	(10,763)
Impaired loans at December 31, 2008	69,836
Added to impaired loans	123,334
Gross loans transferred to foreclosed real estate	(35,931)
Paid off prior to foreclosure	(34,298)
Impaired loans at December 31, 2009	$122,941

Included in the above impaired loans amount at December 31, 2009 is $62,133,000 of loans that are not in non-accrual status.  In addition, there was a total of $71,533,000 of residential real estate loans included in impaired loans at December 31, 2009, of which $54,692,000 were to consumers and $16,841,000 to builders. The collateral supporting impaired loans is individually reviewed by management to determine its estimated fair market value, less estimated disposal cost and a specific reserve is established, if necessary, for the difference between the carrying amount of any loan and the estimated fair market value of the collateral less estimated disposal cost.

Of the impaired loans, $65,886,000 and $37,444,000 had a specific valuation allowance of $15,483,000 and $5,390,000 at December 31, 2009 and 2008, respectively. Impaired loans averaged $105,484,000 during 2009, $43,342,000 during 2008 and $18,125,000 during 2007. Interest income recognized on these loans totaled $4,073,000 during 2009, $2,794,000 during 2008 and $925,000 during 2007.

Interest income that would have been recorded under the original terms of non-accrual loans and the interest income actually recognized for the years ended December 31, are summarized below:

	2009	2008	2007
	(dollars in thousands)

Interest income that would have
been recorded	$4,588	$4,430	$649
Interest income recognized	1,271	2,045	406
Interest income not recognized	$3,317	$2,385	$243

Mortgage loans serviced for others not included in the accompanying consolidated statements of financial condition totaled $82,878,000 and $77,617,000 at December 31, 2009 and 2008, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of financial condition. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments.

 SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amounts Represent Credit Risk	Contract Amount At December 31,
	2009	2008
	(dollars in thousands)
Standby letters of credit	$11,935	$13,183
Home equity lines of credit	19,005	23,299
Unadvanced construction commitments	48,095	57,940
Mortgage loan commitments	1,211	7,962
Lines of credit	23,356	38,016
Loans sold with limited
repurchase provisions	$16,345	$472

Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions.  The majority of these standby letters of credit expire within the next twelve months.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  The Bank requires collateral supporting these letters of credit as deemed necessary.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liability as of December 31, 2009 and 2008 for guarantees under standby letters of credit issued is not material.

Home equity lines of credit are loan commitments to individuals as long as there is no violation of any condition established in the contract. Commitments under home equity lines expire ten years after the date the loan closes and are secured by real estate. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Mortgage loan commitments not reflected in the accompanying statements at December 31, 2009 include $1,211,000 at a fixed range of 6.00% to 6.50% and $0 at floating rates.

Lines of credit are loan commitments to individuals and companies as long as there is no violation of any condition established in the contract. Lines of credit have a fixed expiration date. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

The Bank has entered into several agreements to sell mortgage loans to third parties. The loans sold under these agreements for the years ended December 31, 2009, 2008 and 2007 were $31,346,000, $13,793,000 and $20,189,000, respectively. These agreements contain limited provisions that require the Bank to repurchase a loan if the loan becomes delinquent within the terms specified by the agreement. The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the consolidated statement of financial condition at December 31, 2009 and

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

2008 as a liability for credit loss related to these loans.  The Bank has never had to repurchase a loan under these agreements.

Note 4 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	December 31,		Estimated
	2009	2008	Useful Lives
	(dollars in thousands)
Land	$1,537	$1,537	-
Building	29,023	29,047	39 Years
Leasehold improvements	1,155	1,130	15-27.5 Years
Furniture, fixtures and equipment	2,688	2,575	3-10 Years
Total at cost	34,403	34,289
Accumulated depreciation	(5,299)	(4,022)
	$29,104	$30,267

Depreciation expense was $1,276,000, $1,336,000, and $1,333,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

HS West, LLC constructed a building in Annapolis, Maryland that, effective January 2007,  serves as Bancorp’s and the Bank’s administrative headquarters. A branch office of the Bank is included.  There was no interest capitalized during the years ended December 31, 2009 and 2008 and $319,000 capitalized during the year ended December 31, 2007.

The Bank leases a branch and an office under two long-term leases, which both expire in 2010.   The Bank exercised the option to renew both leases for a 5 year term, subsequent to year end. The minimum annual rental payments are as follows:

Years Ended December 31, (in thousands)
2010	$95
2011	95
2012	95
2013	95
2014	95
Thereafter	38

Total rent expense was $94,000, $91,000, and $89,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Foreclosed Real Estate

As of December 31, 2009, the Company had foreclosed real estate consisting of 60 residential properties with a carrying value of $21,574,000.  During the year ended December 31, 2009, the Company sold a total of 32 properties previously included in foreclosed real estate.  The properties had a combined net book value of $9,723,000 after total write-downs of $1,935,000, and were sold at a combined net loss of $15,000.  In addition, the Company incurred $285,000 in expenses related to the sale of the properties.  The following table summarizes the changes in foreclosed real estate for the years ended December 31, 2009 and 2008 (dollars in thousands):

Foreclosed real estate at December 31, 2007	$2,993
Transferred from impaired loans, net of specific reserves of $3,130	12,128
Property improvements	92
Additional write downs	(932)
Property sold	(7,964)
Foreclosed real estate at December 31, 2008	6,317
Transferred from impaired loans, net of specific reserves of $7,453	28,478
Property improvements	413
Additional write downs	(3,911)
Property sold	(9,723)
Foreclosed real estate at December 31, 2009	$21,574

Note 6 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid principal balances of the Bank's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 7 – Deposits

Deposits in the Bank as of December 31, 2009 and 2008 consisted of the following:

	2009		2008
Category	Amount	Percent	Amount	Percent
	(dollars in thousands)

NOW accounts	$12,898	1.82%	$12,813	1.87%
Money market accounts	49,797	7.01%	44,012	6.44%
Passbooks	184,311	25.95%	53,319	7.80%
Certificates of deposit	447,889	63.05%	554,747	81.12%
Non-interest bearing accounts	15,434	2.17%	18,975	2.77%

Total deposits	$710,329	100.00%	$683,866	100.00%

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Deposits - Continued

At December 31, 2009 scheduled maturities of certificates of deposit are as follows:

Amount
(dollars in thousands)
One year or less	$337,902
More than 1 year to 2 years	37,425
More than 2 years to 3 years	54,045
More than 3 years to 4 years	12,400
More than 4 years to 5 years	6,117
$447,889

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $209,068,000 and $231,659,000 at December 31, 2009 and 2008, respectively.

Interest expense on deposits is summarized as follows:

	For Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)

NOW accounts	$65	$102	$115
Money market accounts	626	1,295	3,068
Passbooks	2,589	633	436
Certificates of deposit	16,502	23,920	25,728
	$19,782	$25,950	$29,347

Note 8 - Federal Home Loan Bank Advances

The Bank's credit availability under the FHLB of Atlanta’s credit availability program was $297,140,000 and $303,971,000 at December 31, 2009 and 2008, respectively.  Based on a review of Bancorp’s recent financial results, the FHLB of Atlanta reduced the Bank’s credit availability from 30% to 20% of total assets, effective January 15, 2010.  This change reduced the Bank’s credit availability to $198,090,000 less existing advances.  There were no short-term borrowings with the FHLB at December 31, 2009 and 2008.   Long-term advances outstanding were $125,000,000 and $153,000,000 at December 31, 2009 and 2008, respectively.  The maturities of these long-term advances at December 31, 2009 are as follows (dollars in thousands):

Rate	Amount	Maturity
5.000%	$10,000	2010
-%	-	2011
-%	-	2012
-%	-	2013
2.940% to 4.210%	25,000	2014
2.580% to 4.340%	90,000	Thereafter
	$125,000

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Federal Home Loan Bank Advances - Continued

The Bank's stock in the Federal Home Loan Bank of Atlanta is pledged as security for the advances and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta. The Bank is required to maintain as collateral for its advances, qualified loans in varying amounts depending on the loan type.  Loans with an approximate fair value of $255,448,000 are pledged as collateral at December 31, 2009.

Note 9 - Subordinated Debentures

As of December 31, 2009, Bancorp had outstanding approximately $20.6 million principal amount of Junior Subordinated Debt Securities Due 2035 (the “2035 Debentures”).  The 2035 Debentures were issued pursuant to an Indenture dated as of December 17, 2004 (the “2035 Indenture”) between Bancorp and Wells Fargo Bank, National Association as Trustee.  The 2035 Debentures pay interest quarterly at a floating rate of interest of 3-month LIBOR (0.28% December 31, 2009) plus 200 basis points, and mature on January 7, 2035.  Payments of principal, interest, premium and other amounts under the 2035 Debentures are subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of Bancorp, as defined in the 2035 Indenture.  The 2035 Debentures are first redeemable, in whole or in part, by Bancorp on January 7, 2010.

The 2035 Debentures were issued and sold to Severn Capital Trust I (the “Trust”), of which 100% of the common equity is owned by Bancorp.  The Trust was formed for the purpose of issuing corporation-obligated mandatorily redeemable Capital Securities (“Capital Securities”) to third-party investors and using the proceeds from the sale of such Capital Securities to purchase the 2035 Debentures.  The 2035 Debentures held by the Trust are the sole assets of the Trust.  Distributions on the Capital Securities issued by the Trust are payable quarterly at a rate per annum equal to the interest rate being earned by the Trust on the 2035 Debentures.  The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the 2035 Debentures.  Bancorp has entered into an agreement which, taken collectively, fully and unconditionally guarantees the Capital Securities subject to the terms of the guarantee. $17,000,000 of the proceeds from Bancorp’s issuance of the debentures was contributed to the Bank, and qualifies as Tier 1 capital for the Bank under Federal Reserve Board guidelines.

On November 15, 2008, Bancorp completed a private placement offering consisting of a total of 70 units, at an offering price of $100,000 per unit, for gross proceeds of $7.0 million. Each unit consisted of 6,250 shares of Bancorp's Series A 8.0% Non-Cumulative Convertible Preferred Stock and Bancorp's Subordinated Note in the original principal amount of $50,000.

The Subordinated Notes earn interest at an annual rate of 8.0%, payable quarterly in arrears on the last day of March, June, September and December commencing December 31, 2008.  The Subordinated Notes are redeemable in whole or in part at the option of Bancorp at any time beginning on December 31, 2009 until maturity, which is December 31, 2018.  Debt issuance costs totaled $245,000 and are being amortized over 10 years.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Employee Benefit Plans

The Bank has a 401(k) Retirement Savings Plan.  Employees may contribute a percentage of their salary up to the maximum amount allowed by law. The Bank is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one year of service with the Bank are eligible to participate. The Bank's contribution to this plan was $130,000, $124,000 and $149,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

The Bank has an Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of participating employees. The Bank recognized ESOP expense of $140,000, $142,000 and $140,000 for the years ended December 31, 2009, 2008 and 2007, and had unallocated shares in the plan totaling 2,100 and 42,100 as of December 31, 2009 and 2008, respectively.  The fair value of the unallocated shares at December 31, 2009 was $5,292.

Note 11 - Stockholders’ Equity

In February 2007, Bancorp’s Board of Directors declared a 10% stock dividend effective for shares outstanding on March 15, 2007.  All per share data in the accompanying consolidated financial statements and all share and per share data in the footnotes have been adjusted to give retroactive effect to these transactions.

As part of the private placement offering discussed in Note 9, Bancorp issued a total of 437,500 shares of its Series A 8.0% Non-Cumulative Convertible Preferred Stock (“Series A Preferred Stock”). The liquidation preference is $8.00 per share.  Holders of Series A Preferred Stock will not be entitled to any further distribution on the Series A Preferred Stock. Each share of Series A Preferred Stock is convertible at the option of the holder into one share of Bancorp common stock, subject to adjustment upon certain corporate events. The initial conversion rate is equivalent to an initial conversion price of $8.00 per share of Bancorp common stock. At the option of Bancorp, on and after December 31, 2013, at any time and from time to time, some or all of the Series A Preferred Stock may be converted into shares of Bancorp common stock at the then-applicable conversion rate.  Costs related to the issuance of the preferred stock totaled $247,000 and were netted against the proceeds.

If declared by Bancorp's board of directors, cash dividends at an annual rate of 8.0% will be paid quarterly in arrears on the last day of March, June, September and December commencing December 31, 2008. Dividends will not be paid on Bancorp common stock in any quarter until the dividend on the Series A Preferred Stock has been paid for such quarter; however, there is no requirement that Bancorp's board of directors declare any dividends on the Series A Preferred Stock and any unpaid dividends shall not be cumulative.

On November 21, 2008, Bancorp entered into an agreement with the United States Department of the Treasury (“Treasury”), pursuant to which Bancorp issued and sold (i) 23,393 shares of its Series B Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share, (the “Series B Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 556,976 shares of Bancorp’s common stock, par value $0.01 per share, for an aggregate purchase price of $23,393,000.  Costs related to the issuance of the preferred stock and warrants totaled $45,000 and were netted against the proceeds.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Stockholders’ Equity - Continued

The Series B Preferred Stock qualifies as Tier 1 capital and will pay cumulative compounding dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series B Preferred Stock may be redeemed by Bancorp after three years. Prior to the end of three years, the Series B Preferred Stock may not be redeemed by Bancorp except with proceeds from one or more Qualified Equity Offerings, as defined in the Purchase Agreement.

The Series B Preferred Stock has no maturity date and ranks pari passu with Bancorp’s existing Series A Preferred Stock, in terms of dividend payments and distributions upon liquidation, dissolution and winding up of Bancorp.

The Series B Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the Series B Preferred Stock. If dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, Bancorp’s authorized number of directors will be automatically increased by two and the holders of the Series B Preferred Stock, voting together with holders of any then outstanding voting parity stock, will have the right to elect those directors at Bancorp’s next annual meeting of stockholders or at a special meeting of stockholders called for that purpose. These preferred share directors will be elected annually and serve until all accrued and unpaid dividends on the Series B Preferred Stock have been paid.

The Warrant has a 10-year term and is immediately exercisable at an exercise price of $6.30 per share of Common Stock.   The exercise price and number of shares subject to the Warrant are both subject to anti-dilution adjustments. Pursuant to the Purchase Agreement, Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

Bancorp’s ability to declare dividends on its common stock is limited by the terms of Bancorp’s Series A preferred stock and Series B preferred stock.  Bancorp may not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, or make any guarantee payment with respect to its common stock in any quarter until the dividend on the Series A Preferred Stock has been declared and paid for such quarter, subject to certain minor exceptions.  Additionally, prior to November 21, 2011, unless Bancorp has redeemed the Series B preferred stock or the Treasury Department has transferred the Series B preferred stock to a third party,  Bancorp may not, without the consent of the Treasury (1) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of not more than $0.06 per share) or (2) redeem, purchase or acquire any shares of our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Letter Agreement with the Treasury Department.

Additionally, under the terms of Bancorp's 2035 Debentures, if (i) there has occurred and is continuing an event of default, (ii) Bancorp is in default with respect to payment of any obligations under the related guarantee or (iii) Bancorp has given notice of its election to defer payments of interest on the 2035 Debentures by extending the interest distribution period as provided in the indenture governing the 2035 Debentures and such period, or any extension thereof, has commenced and is continuing, then Bancorp may not, among other things, declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, including common stock

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12- Stock-Based Compensation

The Company has a stock-based compensation plan for directors, officers, and other key employees of the Company.  The aggregate number of shares of common stock that may be issued with respect to the awards granted under the plan is 500,000 plus any shares forfeited under the Company’s old stock-based compensation plan.  Under the terms of the plan, the Company has the ability to grant various stock compensation incentives, including stock options, stock appreciation rights, and restricted stock.  The stock-based compensation is granted under terms and conditions determined by the Compensation Committee of the Board of Directors.  Under the stock based compensation plan, stock options generally have a maximum term of ten years, and are granted with an exercise price at least equal to the fair market value of the common stock on the date the options are granted.  Generally, options granted to directors of the Company vest immediately, and options granted to officers and employees vest over a five-year period, although the Compensation Committee has the authority to provide for different vesting schedules.

The Company follows FASB ASC 718, Compensation – Stock Compensation (FASB ASC 718) to account for stock-based compensation.  FASB ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the statement of operations at fair value.  FASB ASC 718 requires an entity to recognize the expense of employee services received in share-based payment transactions and measure the expense based on the grant date fair value of the award.  The expense is recognized over the period during which an employee is required to provide service in exchange for the award. Stock-based compensation expense included in the consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007 totaled $128,000 per year.  There was no income tax benefit recognized in the consolidated statements of operations for stock-based compensation for the years ended December 31, 2009, 2008 and 2007.

No options were granted in 2009, 2008 and 2007.

Information regarding the Company’s stock option plan as of and for the years ended December 31, 2009 and 2008 is as follows:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Price	Life	Value
Options outstanding, December 31, 2007	122,815	$15.85
Options granted	-	-
Options exercised	-	-
Options forfeited	(7,865)	15.62		$-
Options outstanding, December 31, 2008	114,950	15.87
Options granted	-	-
Options exercised	-	-
Options forfeited	(4,235)	15.62
Options outstanding, December 31, 2009	110,715	$15.88	1.14	$-
Options exercisable, December 31, 2009	86,999	$15.87	1.14	$-
Option price range at December 31, 2009	$15.62 to $17.18

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12- Stock-Based Compensation - Continued

The following table summarizes the nonvested options in the Company’s stock option plan as of December 31, 2009.

		Weighted
		Average
	Shares	Price
Nonvested options outstanding, December 31, 2008	45,879	$15.89
Nonvested options granted	-	-
Nonvested options vested	(17,928)	15.94
Nonvested options forfeited	(4,235)	15.62
Nonvested options outstanding, December 31, 2009	23,716	$15.90

As of December 31, 2009, there was $147,000 of total unrecognized stock-based compensation cost related to non-vested stock options, which is expected to be recognized over a period of fourteen months.

Note 13 - Regulatory Matters

The Bank is required to maintain an average daily balance with the Federal Reserve Bank in a non-interest bearing account. The amount in such account at December 31, 2009 was $300,000.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Regulatory Matters - Continued

The following table presents the Bank's actual capital amounts and ratios at December 31, 2009 and 2008:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
December 31, 2009
Tangible (1)	$112,340	11.8%	$14,431	1.50%	N/A	N/A
Tier I capital (2)	112,340	14.4%	N/A	N/A	$46,579	6.00%
Core (1)	112,340	11.8%	38,483	4.00%	48,104	5.00%
Total (2)	122,032	15.7%	62,105	8.00%	77,632	10.00%

December 31, 2008
Tangible (1)	$132,890	13.5%	$14,743	1.50%	N/A	N/A
Tier I capital (2)	132,890	16.9%	N/A	N/A	$47,047	6.00%
Core (1)	132,890	13.5%	39,314	4.00%	49,142	5.00%
Total (2)	142,199	18.1%	62,730	8.00%	78,412	10.00%

(1) To adjusted total assets.
(2) To risk-weighted assets.

On November 23, 2009, Bancorp and the Bank entered into supervisory agreements with its regulators.  The agreements require, among other things, in accordance with specific guidelines set forth in the agreements, that the Bank revise its policies regarding problem assets, revise its allowance for loan and lease losses policies, revise policies and procedures for the use of interest reserves, develop and implement a program for managing risks associated with concentrations of credit, revise its loan modification policy and furnish written quarterly progress reports to its regulators detailing the actions taken to comply with the agreements. In addition, Bancorp and the Bank must obtain prior regulatory approval before any dividends or capital distributions can be made.  Bancorp’s main source of income is dividends from the Bank.  As a result, Bancorp's dividends to its shareholders will depend primarily upon receipt of dividends from the Bank and compliance with the supervisory agreements.  Management believes that Bancorp and the Bank are in compliance with these agreements at December 31, 2009.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Income Taxes

The income tax provision (benefit) consists of the following for the years ended December 31:

	2009	2008	2007
	(dollars in thousands)

Current
Federal	$(617)	$3,747	$7,471
State	(117)	965	1,595
	(734)	4,712	9,066
Deferred
Federal	(7,342)	(1,461)	(863)
State	(1,852)	(378)	(294)
	(9,194)	(1,839)	(1,157)

Total income tax provision (benefit)	$(9,928)	$2,873	$7,909

The amount computed by applying the statutory federal income tax rate to income (loss) before taxes is less than the tax provision (benefit) for the following reasons for the years ended December 31:

	2009		2008		2007
	Amount	Percent of Pretax Income (Loss)	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
	(dollars in thousands)
Statutory Federal
income tax rate	$(8,553)	34.0%	$2,375	34.0%	$6,657	35.0%
State tax net of
Federal income
tax benefit	(1,384)	5.5%	387	5.5%	846	4.5%
Other adjustments	9	-%	111	1.6%	406	2.1%
	$(9,928)	39.5%	$2,873	41.1%	$7,909	41.6%

The Company does not have any unrecognized tax benefits at December 31, 2009 or 2008.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Income Taxes - Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are presented below:

	2009	2008
	(dollars in thousands)
Deferred Tax Assets:
Allowance for loan losses	$14,003	$5,979
Reserve on foreclosed real estate	1,084	286
Reserve for uncollected interest	1,079	758
State net operating loss carryforwards	772	472
Other	13	9
Total deferred tax assets	16,951	7,504
Valuation allowance	(768)	(439)
Total deferred tax assets, net of valuation allowance	16,183	7,065

Deferred Tax Liabilities:
Federal Home Loan Bank stock dividends	(84)	(84)
Loan origination costs	(506)	(715)
Accelerated depreciation	(1,156)	(875)
Prepaid expenses	(159)	(301)
Other	5	(1)
Total deferred tax liabilities	(1,900)	(1,976)

Net deferred tax assets	$14,283	$5,089

The valuation allowance relates to state net operating loss carryforwards of $1,903 and $1,088 for which realizability is uncertain.  At December 31, 2009 and 2008, the Corporation had state net operating loss carryforwards of approximately $1,982 and $1,170, which are available to offset future state taxable income, and expire at various dates through 2029.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.  Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Corporation will realize the benefits of these deferred tax assets, net of the valuation allowance at December 31, 2009.

The statute of limitations for IRS examination of the Corporation's federal consolidated tax returns remains open for tax years 2007 through 2009.  The 2006 federal consolidated tax return was previously examined by the IRS in 2008.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Related Party Transactions

During the years ended December 31, 2009, 2008 and 2007, the Bank engaged in the transactions described below with parties that may be deemed affiliated.

During January, 2007, a law firm, in which the President of the Company and Bank is a partner, entered into a five year lease agreement with a subsidiary of the Company.  The term of the lease is five years with the option to renew the lease for three additional five year terms.  The total lease payments received by the subsidiary were $405,000, $382,000 and $231,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  In addition, the law firm represents the Company and the Bank in certain legal matters. The fees for services rendered by that firm were $769,000, $715,000 and $315,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

During 2008, the President and a former Director of the Company and Bank each received a director fee of $127,500 for services relating to the Company’s private placement sale of its Series A Preferred Stock and Subordinated Notes.

Note 16 - Fair Value of Financial Instruments

FASB ASC 820 Fair Value Measurements and Disclosures establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair market hierarchy under FASB ASC 820 are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:  Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:  Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Fair Value of Financial Instruments – Continued

The following table summarizes the valuation of assets re-measured at fair value on a nonrecurring basis, by the above FASB ASC 820 pricing methodology as of December 31, 2009 and 2008 (dollars in thousands):
	Fair Value Measurement at December 31, 2009 Using
	Total	Level 1	Level 2	Level 3

Loans accounted for under FASB ASC 310-10-35	$50,403	-	-	$50,403
Foreclosed real estate	21,574	-	-	21,574

	Fair Value Measurement at December 31, 2008 Using
	Total	Level 1	Level 2	Level 3

Loans accounted for under FASB ASC 310-10-35	$32,054	-	-	$32,054
Foreclosed real estate	6,317	-	-	6,317

There were no liabilities that were required to be re-measured on a nonrecurring basis as of December 31, 2009 or 2008.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used to estimate the fair values of the Bank’s financial instruments at December 31, 2009 and 2008.

Cash and cash equivalents:
The carrying amounts reported in the consolidated statement of financial condition for cash and cash equivalents approximate those assets’ fair values.

Investment Securities:
The Company utilizes a third party source to determine the fair value of its securities.  The methodology consists of pricing models based on asset class and includes available trade, bid, other market information, broker quotes, proprietary models, various databases and trading desk quotes, some of which are heavily influenced by unobservable inputs.

FHLB stock:
The carrying amount of FHLB stock approximates fair value based on the redemption provisions of the FHLB.  There have been no identified events or changes in circumstances that may have a significant adverse effect on the FHLB stock.  Based on our evaluation, we have concluded that our FHLB stock was not impaired at December 31, 2009 and 2008.

Loans held for sale:
The fair value of loans held for sale is based primarily on investor quotes.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Fair Value of Financial Instruments – Continued

Loans receivable:
The fair values of loans receivable was estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report.

Impaired loans are those that are accounted for under FASB ASC 310-10-35, in which the Company has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consisted of the loan balances of $65,886,000 and $37,444,000 at December 31, 2009 and 2008, respectively, less their valuation allowances of $15,483,000 and $5,390,000 at December 31, 2009 and 2008, respectively, as determined under FASB ASC 310-10-35.

Foreclosed Real Estate:
Real estate acquired through or in the process of foreclosure is recorded and included in the following disclosure at fair value less estimated disposal costs. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using current estimates of fair value. In the event of a subsequent decline, management provides a specific reserve to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains or losses on the sale of foreclosed real estate are recognized upon disposition of the property.

Accrued interest receivable and payable:
The carrying amounts of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities:
The fair values disclosed for demand deposit accounts, savings accounts and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FHLB advances:
Fair values of long-term debt are estimated using discounted cash flow analysis, based on rates currently available for advances from the FHLB with similar terms and remaining maturities.

Subordinated debentures:
Current economic conditions have rendered the market for this liability inactive.  As such, the Company is unable to determine a good estimate of fair value.  Since the rate paid on the debentures held is lower than what would be required to secure an interest in the same debt at year end and we are unable to obtain a current fair value, the Company has disclosed that the carrying value approximates the fair value.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Fair Value of Financial Instruments – Continued

Off-balance sheet financial instruments:
Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are not significant and are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The following table summarizes the roll forward of level 3 assets for the year ended December 31, 2009 (dollars in thousands):

	Impaired Loans	Foreclosed Real Estate
Balance at December 31, 2008	$32,054	$6,317
Transfer to foreclosed real estate	(22,850)	28,478
Additions	77,889	413
Additional reserves	(10,093)	(3,911)
Paid off/sold	(26,597)	(9,723)
Balance at December 31, 2009	$50,403	$21,574

The $10,093,000 in additional reserves recorded against impaired loans was included in the provision for loan losses on the statement of operations for the year ended December 31, 2009.  The $3,911,000 of additional reserves recorded against foreclosed real estate was included in non-interest expenses on the statement of operations for the year ended December 31, 2009.  Included in the $28,478,000 of loans transferred to foreclosed real estate were 20 loans totaling $13,081,000 that were not considered impaired per FASB ASC 310-10-35.

The estimated fair values of the Bank's financial instruments are as follows:

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in thousands)

Financial Assets
Cash and cash equivalents	$51,401	$51,401	$32,305	$32,305
Investment securities	8,031	8,055	1,345	1,329
FHLB stock	8,609	8,609	8,694	8,694
Loans held for sale	4,845	4,845	453	453
Loans receivable, net	814,234	843,780	896,006	899,991
Accrued interest receivable	3,361	3,361	4,363	4,363

Financial Liabilities
Deposits	$710,329	$713,299	$683,866	$687,067
FHLB advances	125,000	117,799	153,000	151,142
Subordinated debentures	24,119	24,119	24,119	24,119
Accrued interest payable	760	760	1,120	1,120

Off Balance Sheet Commitments	$-	$-	$-	$-

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Condensed Financial Information (Parent Company Only)

Information as to the financial position of Severn Bancorp, Inc. as of December 31, 2009 and 2008 and results of operations and cash flows for each of the years ended December 31, 2009, 2008 and 2007 is summarized below.

	December 31,
	2009	2008
	(dollars in thousands)
Statements of Financial Condition

Cash	$4,151	$8,289
Equity in net assets of subsidiaries:
Bank	118,268	132,890
Non-Bank	5,774	4,887
Loans, net of allowance for loan losses of $232 and $41, respectively	947	1,157
Other assets	1,318	1,317

Total assets	$130,458	$148,540

Subordinated debentures	$24,119	$24,119
Other liabilities	108	754

Total liabilities	24,227	24,873

Stockholders’ equity	106,231	123,667

Total liabilities and stockholders’ equity	$130,458	$148,540

	For the Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)
Statements of Operations
Interest income	$76	$118	$116
Interest expense on subordinated debentures	880	1,188	1,487

Net interest expense	(804)	(1,070)	(1,371)
Dividends received from subsidiaries	1,567	3,393	6,182
General and administrative expenses	599	50	282

Income before income taxes and equity in	164	2,273	4,529
undistributed net income (loss) of subsidiaries

Income tax benefit	342	57	2
Equity in undistributed net income (loss) of subsidiaries	(15,734)	1,783	6,580

Net income (loss)	$(15,228)	$4,113	$11,111

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Condensed Financial Information (Parent Company Only) - Continued

	For the Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)

Statements of Cash Flows

Cash Flows from Operating Activities:
Net (loss) income	$(15,228)	$4,113	$11,111
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Equity in undistributed (earnings) loss of subsidiaries	15,734	(1,783)	(6,580)
Provision for loan losses	209	41	-
(Increase) decrease in other assets	(1)	311	(705)
Stock-based compensation expense	128	128	128
Increase (decrease) in other liabilities	(646)	61	153

Cash provided by operating activities	196	2,871	4,107

Cash Flows from Investing Activities:
Net decrease in loans	2	1	-
Investment in subsidiaries	(2,000)	(23,893)	(1,440)

Cash used in investing activities	(1,998)	(23,892)	(1,440)
Cash Flows from Financing Activities:
Dividends paid on common stock	(906)	(2,416)	(2,418)
Series A preferred stock dividend paid	(280)	(35)	-
Series B preferred stock dividend paid	(1,150)	-	-
Proceeds from sale of subordinated debentures	-	3,500	-
Proceeds from sale of Series A preferred stock, net	-	3,253	-
Proceeds from sale of Series B preferred stock, net	-	23,348	-
Proceeds from exercise of options	-	-	13
Payment of debt issuance cost	-	(245)	-

Cash provided by (used in) financing activities	(2,336)	27,405	(2,405)

Increase (decrease) in cash and cash equivalents	(4,138)	6,384	262

Cash and cash equivalents at beginning of year	8,289	1,905	1,643

Cash and cash equivalents at end of year	$4,151	$8,289	$1,905

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Quarterly Financial Data (Unaudited)

                Summarized unaudited quarterly financial data for the year ended December 31, 2009 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)

Interest income	$13,616	$12,873	$13,347	$12,822
Interest expense	7,211	6,877	6,296	5,667
Net interest income	6,405	5,996	7,051	7,155
Provision for loan losses	4,534	12,501	8,909	5,458

Net interest income (loss) after provision for loan losses	1,871	(6,505)	(1,858)	1,697
Other income	616	729	570	586
Other expenses	4,546	5,708	5,980	6,628

Loss before income tax benefit	(2,059)	(11,484)	(7,268)	(4,345)
Income tax benefit	(714)	(4,611)	(2,909)	(1,694)
Net loss	$(1,345)	$(6,873)	$(4,359)	$(2,651)

Per share data:
Loss – basic	$(.18)	$(.73)	$(.48)	$(.31)
Loss – diluted	$(.18)	$(.73)	$(.48)	$(.31)

       Summarized unaudited quarterly financial data for the year ended December 31, 2008 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)

Interest income	$17,151	$15,741	$15,048	$14,532
Interest expense	9,234	8,363	7,924	7,982
Net interest income	7,917	7,378	7,124	6,550
Provision for loan losses	750	750	2,865	3,116

Net interest income after provision for loan losses	7,167	6,628	4,259	3,434
Other income	520	852	737	682
Other expenses	4,086	4,734	3,988	4,485

Income (loss) before income tax provision (benefit)	3,601	2,746	1,008	(369)
Income tax provision (benefit)	1,466	1,125	421	(139)
Net income (loss)	$2,135	$1,621	$587	$(230)

Per share data
Earnings (loss) – basic	$.21	$.16	$.06	$(.04)
Earnings (loss) – diluted	$.21	$.16	$.06	$(.04)